                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT, dated as of August 1, 1996, is by and between Zale Corporation, a Delaware corporation ("Company"), and Robert DiNicola ("Executive").

     WHEREAS, Executive and Company desire to enter into a new employment agreement which supercedes in its entirety the Agreement dated as of March 14, 1994;

     NOW, THEREFORE, in consideration of the foregoing recital and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   EMPLOYMENT.   Executive agrees to enter into the employment of the
Company, and the Company agrees to employ Executive, on the terms and conditions set forth in this Agreement. Executive agrees during the term of his employment to devote substantially all of his business time, efforts, skills and abilities to the performance of his duties as stated in this Agreement and to the furtherance of the Company's business.

     Executive's job title will be Chairman of the Board and Chief Executive Officer and his duties will be those as are designated by the Board of Directors of the Company ("Board"), consistent with the position of Chairman of the Board and Chief Executive Officer. Executive further agrees to serve, without additional compensation, as an officer or director, or both, of any subsidiary, division or affiliate of the Company or any other entity in which the Company holds an equity interest, provided, however, that (a) the Company shall indemnify Executive from liabilities in connection with serving in any such position to the same extent as his indemnification rights pursuant to the Company's Certificate of Incorporation, By-laws and applicable Delaware law, and
(b) such other position shall not materially detract from the responsibilities of Executive pursuant to this Section 1 or his ability to perform such responsibilities.

     2.   COMPENSATION.   (a) BASE SALARY.  During the term of Executive's
employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for his services an annual base salary of not less than $850,000 payable semi-monthly ("Base Salary"). Executive's Base Salary will be payable in arrears in accordance with the Company's normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of the Board or an authorized Committee or representative thereof.

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          (b) INCENTIVE BONUS.  Executive's incentive compensation program for the term of this Agreement shall be determined under the Company's Executive Bonus Program, established by the Board in its discretion. Executive is eligible to receive up to 110% of his base salary in accordance with the terms and conditions of the Executive Bonus Program.

          (c) VACATION. Executive shall be entitled to a reasonable vacation of not less than 5 weeks each year of the term of this Agreement. Vacations not taken shall not be cumulative or carried over to a subsequent year.

          (d) EXECUTIVE PERQUISITES. Executive shall be entitled to receive such executive perquisites and fringe benefits as are provided to top executives and their families under the Company's Key Executive Program in effect from time to time and such other benefits as are customarily available to executives of the Company and their families.

          (e) CLUB MEMBERSHIP. The Company shall pay all fees for membership by Executive in a club of his choice, together with the dues therefor for use by Executive for conferences, meetings and entertainment within the scope of his employment.

          (f)   STOCK OPTIONS.   The Compensation Committee of the Board joins
in executing this Agreement for the purpose of confirming that, on July 9, 1996, the Committee granted Executive an incentive option (to the extent permitted by law) and to the extent not so permitted, a non-qualified stock option, pursuant to the Company's Omnibus Stock Incentive Plan, entitling Executive to purchase 500,000 shares of Common stock of the Company at an exercise price equal to 100% of the fair market value per share on the date of the grant, as that phrase is defined in the Company's Omnibus Stock Incentive Plan. As provided under such Plan, the options will vest 25% on the first anniversary of the grant and an additional 25% on each anniversary thereafter, so that the options will be fully exercisable four years from the date of grant. The options will expire ten years after the date of grant.

          (g)   TAX WITHHOLDING.   The Company has the right to deduct from any
compensation payable to Executive under this Agreement social security (FICA) taxes and all federal, state, municipal or other such taxes or charges as may now be in effect or that may hereafter be enacted or required.

          (h) LIFE INSURANCE. In addition to the Company's group life insurance coverage, the Company shall provide Executive with additional life insurance coverage in the amount of $2,000,000.

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          (i)  MEDICAL INSURANCE.  In addition to the Company's group medical insurance coverage and/or Executive Medical Insurance Plan ("Medical Plans"), the Company shall reimburse Executive for all additional medical expenses incurred by Executive which are defined as reimbursable under the Company's Medical Plans.

     3.   TERM.   The term of Executive's employment under this Agreement will begin on August 1, 1996 (the "Commencement Date") and will continue for five years.

          Notwithstanding the foregoing, this Agreement (other than Sections 5 through 11 hereof) will terminate upon the earliest to occur of: (a) the date the Company terminates Executive's employment, (b) the date Executive resigns from the Company, (c) notice from the Company following the disability of Executive that renders him unable to perform his obligations under this Agreement for at least 90 days out of any 120 consecutive day period, or (d) the death of Executive, provided, however, that in the event of the death of the Executive, the Company shall pay to the estate of the Executive twelve months of Base Salary commencing with the next regular pay period after the date of his death ("Death Benefit"). Any Death Benefit otherwise payable by the Company shall be offset by (1) proceeds from any life insurance furnished to Executive by the Company, and (2) any other life insurance which the Company elects to purchase on the life of the Executive, the proceeds of which are payable to his estate.

     4. TERMINATION BY THE COMPANY; DEFINITION OF CAUSE. Executive's employment under this Agreement (and his right to receive the compensation set forth in Section 2 hereof) may be terminated by the Company at any time with "Cause", or (subject to the rights of Executive pursuant to Section 5 hereof) without "Cause". As used herein, "Cause" shall mean:

          (a) any dishonest or fraudulent act or course of conduct by Executive, or other act or course of conduct by Executive constituting a criminal act or which results in gain or personal enrichment of Executive at the expense of the Company, or the commission by Executive of an act or a course of conduct involving moral turpitude; or

          (b) Executive's insubordination to the Board or willful violation of this Agreement or of policies established by the Board, provided, however, that no such termination pursuant to this clause (b) shall be effective unless the Company shall have given Executive ten days' prior written notice of any insubordination or willful violation of this Agreement or such policies which, if not discontinued or corrected would lead to his termination for Cause. Executive will have the opportunity

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to cure such non-complying conduct or performance within such 10-day period. Termination pursuant to this clause (b) shall be effective with respect to matters referred to in this clause (b) ten days after such notice unless such conduct has been cured in the good faith judgment of the board.

     5.   SEVERANCE PAYMENT ON TERMINATION WITHOUT CAUSE.

          (a) TERMINATION WITHOUT CAUSE. If Executive's employment is terminated by the Company without Cause during the term of this Agreement, the Company shall be obligated to continue to pay Executive his Base Salary for the remainder of the term of this Agreement; provided, however, that such payments are subject to reduction in accordance with the provisions of Section 5(b) hereof. Executive shall also continue to receive the fringe benefits he is entitled to receive pursuant to Sections 2(c), (d), (e) and (h) hereof for the first twelve months of the period he is entitled to receive such Base Salary payments. In the event of termination without Cause, the Executive's right to exercise the stock options to be granted hereunder shall be governed by the terms of the Company's Omnibus Stock Incentive Plan, as may be in effect at that time.

          (b)   OFFSET.   If Executive's employment with the Company is
terminated pursuant to Section 5(a), this clause (b) shall apply. The payments which would have been due and payable in accordance with Section 5(a) hereof shall be reduced by an amount equal to any amounts that Executive receives in connection with any other employment during the period such payments pursuant to
Section 5(a) would have been due and payable. For purposes of this Section (b), any fringe benefits received by Executive in connection with any other employment that are reasonably comparable, but not necessarily as beneficial, to Executive as the fringe benefits then being provided by the Company pursuant to
Section 5(a) hereof, shall be deemed to be the equivalent of, and shall terminate the Company's responsibility to continue providing, the fringe benefits then being provided by the Company pursuant to Section 5(a) hereof.
The Company acknowledges that, if Executive's employment with the Company is terminated pursuant to Section 5(a), Executive shall have no duty to mitigate his damages.

          (c)   GENERAL RELEASE.   Acceptance by Executive of any amounts
pursuant to this Section 5 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, its officers, directors and affiliates, including, but not limited to, claims he might have relating to Executive's cessation of employment with the Company; provided, however, that there may properly be excluded from the scope of such general release the following:

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               (i)  claims that Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment;


               (ii) claims that may be made by the Executive for payment of Base Salary, fringe benefits or stock options properly due to him; or

               (iii) claims respecting matters for which the Executive is entitled to be indemnified under the Company's Certificate of Incorporation or Bylaws, respecting third party claims asserted or third party litigation pending or threatened against the Executive.

A condition to Executive's receipt of any amounts pursuant to this Section 5 shall be Executive's execution and delivery of a general release as described above. In exchange for such release, the Company shall, if Executive's employment is terminated without Cause, provide a release to Executive, but only with respect to claims against Executive which are actually known to the Company as of the time of such termination.

     6.   EFFECT OF CHANGE IN CONTROL.   (a) If a Change in Control (as
hereinafter defined) shall occur on or prior to the termination of this Agreement, the term of this Agreement shall be automatically extended to a date which is not less than 30 months from the date on which such Change in Control is consummated (if such period is longer than the then unexpired term of this Agreement), unless the Company has given notice to the Executive that it is terminating this Agreement pursuant to Section 4 prior to such Change in Control, provided, however, that in the event the Company gives such notice of termination at a time that it is actively considering participating in a Change in Control, and such Change in Control is consummated within four months following such notice, Executive shall be entitled to the benefits of this
Section 6 as if he had not received notice of termination prior to the Change in Control.

          (b) As used herein, a "Change in Control" shall be deemed to have occurred if, subsequent to the date hereof, (1) any "person" (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934)becomes the beneficial owner, directly or indirectly, of either (A) thirty percent (30%) of the Company's outstanding Common Stock or (B) securities of the Company representing thirty percent (30%) of the combined voting power of the Company's then outstanding voting securities, or (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease, at any time after the beginning of such

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period, for any reason to constitute a majority of the Board of
Directors of the Company unless the election of each new director was nominated or ratified by at least two-thirds of the directors still in office who were directors at the beginning of such two-year period.

          (c) Notwithstanding any other provision of this Agreement, if the aggregate present value of the "parachute payments" to the Executive, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended ("Code"), is at least three times the "base amount" determined under such Section 280G, then the Base Salary otherwise payable under this Agreement and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company or any other affiliate thereof shall be reduced so that the aggregate present value of the "parachute payments" to the Executive, determined under such Section 280G, does not exceed 2.99 times the base amount. In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded by Section 280G(b) of the Code as a "parachute payment" or as an "excess parachute payment." Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to Executive.

     7. NONSOLICITATION OF EMPLOYEES. For a period of two years after the termination or cessation of his employment with the Company for any reason whatsoever, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates (known by the Executive to be such) to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the Company's employees.

     8. NONDISCLOSURE OF TRADE SECRETS. During the term of this Agreement, Executive will have access to and become familiar with various trade secrets and proprietary and confidential information of the Company, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively, referred to as "Trade Secrets") which are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent

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dissemination to persons other than certain directors, officers and employees. Executive acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable, special and unique assets of the Company or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its subsidiaries or affiliates. Executive may not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of the Company and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Board (except in the ordinary course of business during Executive's period of active employment under this Agreement), and in any event must be promptly delivered to the Company upon termination of Executive's employment with the Company. Executive agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Executive shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Board. For this purpose, Executive irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Executive's name, place and stead to perform any act that Executive might perform to defend and protect against any disclosure of any Trade Secrets.

     9. SEVERABILITY. The parties hereto intend all provisions of Sections 7 and 8 hereof to be enforced to the fullest extent permitted by law.
Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Section 7 or 8 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Executive agrees that the nonsolicitation and nondisclosure agreements set forth above each constitute separate agreements independently supported by good and adequate consideration shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or

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cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in the nonsolicitation and nondisclosure agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never constituted a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or enforceable provision as may be possible and be legal, valid and enforceable.

     10.  ARBITRATION - EXCLUSIVE REMEDY.

          (a) The parties agree that the exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement shall be arbitration. Arbitration shall be held in Dallas, Texas by three arbitrators, one to be appointed by the Company, a second to be appointed by Executive, and a third to be appointed by those two arbitrators. The third arbitrator shall act as chairman. Any arbitration may be initiated by either party by written notice ("Arbitration Notice") to the other party specifying the subject of the requested arbitration and appointing that party's arbitrator.

          (b) If (i) the non-initiating party fails to appoint an arbitrator by written notice to the initiating party within ten days after the Arbitration Notice, or (ii) the two arbitrators appointed by the parties fail to appoint a third arbitrator within ten days after the date of the appointment of the second arbitrator, then the American Arbitration Association, upon application of the initiating party, shall appoint an arbitrator to fill that position.

          (c) The arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association. A determination or award made or approved by at least two of the arbitrators shall be the valid and binding action of the arbitrators. The costs of arbitration (exclusive of the expense of a party in obtaining and presenting evidence and attending the arbitration and of the fees and expenses of legal counsel to a party, all of which shall be borne by that party) shall be borne by the Company only if Executive receives substantially the relief sought by him in the arbitration,

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whether by settlement, award or judgment; otherwise, the costs shall be borne equally between the parties. The arbitration determination or award shall be final and conclusive on the parties, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.


     11.  MISCELLANEOUS.

          (a) NOTICES. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by overnight express delivery service or same-day local courier service, or (iv) delivered by telex or facsimile transmission, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 11(a):

          If to the Company:  Zale Corporation
                              901 W. Walnut Hill Lane
                              Irving, Texas 75038
                              Attention:   Alan P. Shor,
                                   Senior Vice President and
                                   General Counsel

          If to Executive:    Robert DiNicola
                              3800 Beverly Drive
                              Dallas, Texas 75205

          Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three business days after mailing. Notices delivered by telex or facsimile transmission are deemed given upon receipt by the sender of the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

          (b) ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement.

          (c) MODIFICATION. No change or modification of this Agreement is valid or binding upon the parties, nor will any waiver of any term or condition in the future be so binding, unless the change or modification or waiver is in writing and signed by the parties to this Agreement.

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          (d)   GOVERNING LAW AND VENUE.  The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties under this Agreement will be performable in Irving, Dallas County, Texas. This Agreement is governed by, and construed in accordance with, the laws of the State of Delaware. If any action is brought to enforce or interpret this Agreement, venue for the action will be in Dallas County, Texas.

          (e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitutes one document.

          (f) COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear its own costs and expenses.

          (g) ESTATE. If Executive dies prior to the expiration of the term of employment or during a period when monies are owing to him, any monies that may be due him from the Company under this Agreement as of the date of his death shall be paid to his estate and as when otherwise payable.

          (h) ASSIGNMENT. The Company shall have the right to assign this Agreement to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company's assets or all of its stock, or with which the Company merges or consolidates. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

          (i) BINDING EFFECT. This Agreement is binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and permitted assigns.

          (j) WAIVER OF BREACH. The waiver by the Company or Executive of a breach of any provision of this Agreement by Executive or the Company may not operate or be construed as a waiver of any subsequent breach.


ppc\c:\aps\dinicola.wpd

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                   By:  /s/ ROBERT J. DINICOLA     10/25/96
                                        -----------------------------------
                                        Robert J. DiNicola



                                   ZALE CORPORATION


                                   By:  /s/ MERRILL J. WERTHEIMER  10/30/96
                                        -----------------------------------
                                        Merrill J. Wertheimer
                                      Its: E.V.P.
                                           --------------------------------



                                   Compensation Committee of the Zale
                                   Corporation Board of Directors


                                   By:  /s/ RICHARD C. MARCUS      10/23/96
                                        -----------------------------------
                                        Richard C. Marcus
                                      Its: Chairman
                                           --------------------------------



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